Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Registration Statement No. 333-191225

July 31, 2014

Manchester United plc

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated July 30, 2014 (the “Preliminary Prospectus”), and the related base prospectus, dated October 30, 2013 (the “Base Prospectus”), each included in the Registration Statement on Form F-3 (File No. 333-191225) (the “Registration Statement”).   The information in this free writing prospectus is preliminary and is subject to completion or change.  This free writing prospectus should be read together with the Preliminary Prospectus and the Base Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page S-15 of the Preliminary Prospectus.

See the information on Annex A attached hereto.

To review the Preliminary Prospectus and the Base Prospectus included in the Registration Statement, click the following link on the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing the issuer’s filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1549107/000104746914006516/a2220914z424b7.htm

The issuer’s Central Index Key, or CIK, on the SEC web site is 0001549107.

Manchester United plc has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you are encouraged to read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, copies of the preliminary prospectus related to the offering may be obtained from (1) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at prospectus_department@jefferies.com; (2) BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com; (3) Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com (4) Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, by calling (800)-503-4611 or by email at prospectus.cpdg@db.com; and (5) Nomura Securities International, Inc., Attention: Equity Syndicate, Worldwide Plaza, 309 West 49th Street, 5th Floor, New York, NY 10019, or by telephone 212-298-4115 or by email at equitysyndicateamericas@nomura.com.

Annex A

INVESTOR PRESENTATION
JULY/AUGUST 2014

IMPORTANT DISCLOSURE

- Manchester United, the issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you are encouraged to read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus related to the offering may be obtained from (1) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at prospectus_department@jefferies.com; (2) BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com; (3) Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com (4) Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, by calling (800)-503-4611 or by email at prospectus.cpdg@db.com; and (5) Nomura Securities International, Inc., Attention: Equity Syndicate, Worldwide Plaza, 309 West 49th Street, 5th Floor, New York, NY 10019, or by telephone 212-298-4115 or by email at equitysyndicateamericas@nomura.com.

- This presentation contains estimates and forward-looking statements made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations and estimates with respect to current and future events and trends which affect or may affect our business operations. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "seek," "believe," "estimate," "predict," "potential," "continue," "contemplate," "possible" and other comparable terminology. These statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such statements. Among these factors are (1) our ability to maintain and enhance our brand and reputation; (2) our ability to attract and retain key personnel, including players; (3) the performance and popularity of our first team; (4) our ability to properly manage our growth; (5) our ability to maintain, train and build an effective international sales and marketing infrastructure; (6) the negotiation and pricing of key media contracts; (7) our ability to maintain strong relationship with certain third parties; (8) our ability to deal with competition in Europe and internationally; (9) our ability to adequately protect our intellectual property; and (10) the effectiveness of our digital media strategy. Additional information concerning these and other factors can be found in Manchester United plc's filings with the United States Securities and Exchange Commission.

- New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the Class A ordinary shares and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except to the extent required by law.

- This presentation contains a discussion of EBITDA and Adjusted EBITDA, which are non-IFRS measures and are not uniformly or legally defined financial measures. EBITDA is defined as profit/(loss) for the period from continuing operations before net finance costs, tax credit/(expense), depreciation, and amortization of players' registrations, and Adjusted EBITDA is defined as EBITDA adjusted for profit on disposal of players' registrations and operating expenses—exceptional items. Adjusted EBITDA is included in this presentation because it is a measure of our operating performance and our management believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We have provided reconciliations of EBITDA and Adjusted EBITDA to the most directly comparable IFRS measures in the Appendix to this presentation. EBITDA and Adjusted EBITDA should not be considered substitutes for comparable measures prepared in accordance with IFRS. EBITDA and Adjusted EBITDA, as determined and measured by us, should also not be compared to similarly titled measures reported by other companies.

OFFERING SUMMARY

Issuer:	Manchester United plc
Offering Size:	8,000,000 Shares
Primary / Secondary Mix:	100% Secondary Shares
Over-Allotment Option:	15% (100% Secondary Shares)
Selling Shareholder:	Red Football LLC
Expected Pricing Date:	Week of August 4th
Bookrunners:	Jefferies, Bank of America Merrill Lynch, Credit Suisse, Deutsche Bank, Nomura

INVESTMENT HIGHLIGHTS

- Value of content is rising - sport is the "must-have" content
- Football is the world's No.1 sport
- Manchester United is the most watched Club with the biggest fanbase
- Commercial revenues driven by a truly global brand

GLOBAL TRENDS

INCREASING VALUE OF LIVE SPORTS

SCARCITY OF GLOBAL MARKETING PLATFORMS

DIGITAL AND SOCIAL

COMPETITION BETWEEN APPAREL MANUFACTURERS

EMERGING MARKET GROWTH

NEW INDUSTRY COST REGULATIONS

LOUIS VAN GAAL

- Outstanding track record
  - Won league title with every club he has managed
    - Ajax and AZ - Holland
    - Barcelona - Spain
    - Bayern Munich - Germany
  - Won the Champions League as manager of Ajax
  - Led Dutch team to 3rd place finish in the Brazil World Cup
- Fits with Manchester United philosophy
  - Attacking football
  - Youth
- Senior coaching staff with over 150 years of experience in football



STRUCTURAL ADVANTAGES - 659M FOLLOWERS


N. AMERICA
34m
EUROPE
90m
ASIA
325m
108m in China
S. AMERICA
37m
MIDDLE EAST/AFRICA
173m

Source: Kantar Sport 2012

STRUCTURAL ADVANTAGES - MASSIVE TV AUDIENCE



3 billion
Cumulative audience reach for 2012/13 season

47 million
Average live audience per game

Source: Futures Sport and Entertainment

STRUCTURAL ADVANTAGES - MOST ENGAGED FANS ON SOCIAL MEDIA

FACEBOOK CONNECTIONS

53 million
MANCHESTER UNITED

7.9 million New York Yankees

7.0 million Dallas Cowboys

Fastest sports Twitter page to reach 2.8m followers
345,000 followers in the first 24 hours after launch

新浪微博 weibo.com

Over 5m followers
200,000 followers within the first week

47 million

MONTHLY PAGE VIEWS ON MANUTD.COM

7 PUBLISHED LANGUAGES

ENGLISH, FRENCH, SPANISH, ARABIC, CHINESE, JAPANESE, KOREAN

Instagram

40,000+ 'likes' per photo
22 days to become the biggest Premier League club

Tencent Weibo

Biggest Sports Club
Over 4.8 million followers

MULTI FACETED BUSINESS MODEL


MATCHDAY
£97 million
46%
COMMERCIAL
£56 million
27%
BROADCASTING
£57 million
27%
MATCHDAY
£109 million - 30%
CAGR 2.0%
COMMERCIAL
£152 million - 42%
CAGR 18.2%
BROADCASTING
£102 million - 28%
CAGR 10.1%

2007 Revenue
£210m

2013 Revenue
£363m


KAGAWA
26
8

OUR BUSINESS

OUR MATCHDAY BUSINESS


SIR ALEX FERGUSON STAND
MANCHESTER
UNITED

76,000 SEAT STADIUM

154 LUXURY BOXES

2 million ANNUAL ATTENDANCE

8,000 EXECUTIVE CLUB SEATS

99% OCCUPANCY FOR PREMIER LEAGUE GAMES

TRADITIONAL MEDIA

Increasing consumer and advertiser appetite for premium live content

Annual Broadcasting Contract Values


Premier League Domestic
(£ million per annum)
569
593
1,006
2008-10
2011-13
2014-16
Premier League International
(£ million per annum)
237
455
MU estimate
719
2008-10
2011-13
2014-16
Champions League
(€ million per annum)
635
865
1,059
2007-09
2010-12
2013-15

Source: Deloitte June 2011, FAPL, UEFA, TV Sports Markets 2009 & 2011, press reports

PREMIER LEAGUE AUDIENCE IN THE USA

- USA fastest growing Premier League TV audience market in the world
- 24% of football fans in the USA follow Manchester United
- Widest U.S. TV reach in Premier League history
  - Record 31.5 million viewers vs. 13.3 million YoY
- The World Cup 2014 is the most widely streamed live event ever in US history
  - Over 30 million live viewing hours, more than 2x US following for 2012 summer Olympics



Premier League broadcasting rights: USA



$300
$225
$150
$75
$0
FOX
NBC
213% increase
$80
$250
Fox (2010-12)
NBC (2013-15)

Manchester United is the most watched FAPL Club in the USA

COMMERCIAL: ENGINE OF GROWTH

2013 Commercial revenues - £152 million


RMAL
£39 million
25%
NEW MEDIA
£23 million
15%
SPONSORSHIP
£91 million
60%

Sponsorship Revenue Growth (£ million)


CAGR = 16.2%
37
41
55
63
91
Fiscal 2009
Fiscal 2010
Fiscal 2011
Fiscal 2012
Fiscal 2013


SCHOLES

SPONSORSHIP

LEADING GLOBAL MARKETING PLATFORM

We enable our partners to amplify their brand & growth of their businesses



BRAND AFFINITY & ASSOCIATION WITH SUCCESS


bwin
Club announcement
Register now!

GLOBAL REACH & MEDIA VISIBILITY


DELIVERING A NEW ERA OF SUCCESS

UNIQUE ACCESS TO PLAYERS & OLD TRAFFORD / AON TRAINING COMPLEX



MARKETING SUPPORT & GLOBAL ACTIVATIONS

SEGMENTATION STRATEGY


TOURS
REGIONALS
GLOBALS


Annual Value of Shirt Sponsorship (£ million)
50
40
30
20
10
0
8.0
14.1
19.6
49.2
2000/06
2006/10
2010/14
2014/21

CHEVROLET - LARGEST SHIRT SPONSORSHIP DEAL

Shirt sponsor 14/15 - Starting at $70 million p.a. - $559 million total through 2021



CHEVROLET
2x
QATAR AIRWAYS
2x
Fly Emirates
3x
SAMSUNG
5x
Jeep
MANCHESTER UNITED
BARCELONA
REAL MADRID
CHELSEA
JUVENTUS


ONE LOVE
MU FC
MU FC
LOVE
MUFC

RETAIL, MERCHANDISING, APPAREL & PRODUCT LICENSING

NIKE CONTRACT - RETAIL, MERCHANDISING, APPAREL & PRODUCT LICENSING BUSINESS

£303 million plus 50% profit share - 13 year contract expires July 2015

Nike Key focus - last 12 years


12
10

Wholesale - Shirt
- 2 million per year
- 10,000 doors
- Power with retailers


CHEVROLET

Sponsorship
- Brand affinity


MAN UTD

Wholesale - Other co-branded products
- 3 million per year

Nike non-core

Own retail



E-commerce



Licensing - mono brand products


Old Trafford

Soccer schools - brand awareness



RECORD BREAKING KIT DEAL WITH ADIDAS


£ million per year
75*
30
30
27
26
24
23
20
17
17
12
10
Manchester United
Arsenal
Chelsea
Barcelona
Real Madrid
Liverpool
Bayern Munich
Juventus
Inter Milan
AC Milan
Manchester City
Tottenham

Largest kit manufacturer or sponsorship deal in sports

*Represents the average payment of the £750 million minimum guarantee over the 10 year term subject to adjustments

ADIDAS CONTRACT - RETAIL, MERCHANDISING, APPAREL & PRODUCT LICENSING BUSINESS

£750 million minimum guarantee - 10 year contract expires 2025

adidas



Wholesale - Shirt
- Power with retailers


adidas

Sponsorship
- Brand affinity



Wholesale - Other
- Co-branded products

Rights Retained by MU

Own retail



E-commerce



Licensing - mono brand products (including apparel, hard goods etc)


MUFC

Soccer schools - brand awareness



Note: £750 million minimum guarantee subject to adjustments



NEW MEDIA & MOBILE

OUR DIGITAL MEDIA OPPORTUNITY

CONTENT LICENSING & SYNDICATION

SUBSCRIPTION CONTENT & MEMBERSHIP

SOCIAL MEDIA PLATFORMS


NEW DIGITAL MEDIA PLATFORM

SPONSORSHIP & ADVERTISING

MOBILE APPS

E-COMMERCE

MAN UTD CLUB APP - LIVE LEARNINGS IN THE MARKET

- Club smartphone/tablet app developed for use in mobile partner markets only
- Released initially in iOS/Android versions
- Content includes news, fixtures/results, player profiles, chants, live match centre and short-form video


HISTORY
1960s
1970s
1980s
1990s
ALL NEWS
Loans: Powell's cup heartbreak
Juan Mata quizzed by fans
Stepney lauds De Gea

INDUSTRY UPDATE

UEFA Financial Fair Play (FFP)

- Break-even requirement in force 2013/14
- Clubs should have no overdue payments

Complemented by FAPL Financial Regulations

- Break-even test similar to FFP
- Short-term cost controls
- £4 million limit on FAPL central funds may be used to increase player wages per annum


CHEVROLET

LOOKING TO THE FUTURE

Growth Catalysts

- Global and regional sponsorships
- Retail, e-commerce and licensing opportunity
- Launch of digital media platform
- New UEFA deal for 2016-18
- New Premier League deal for 2017-19


v. Persie
20

FINANCIAL RESULTS SUMMARY

HIGH REVENUE VISIBILITY

- **Commercial**
  - £750m* minimum guarentee kit deal with adidas contracted out to 2025
  - $559m shirt deal with Chevrolet contracted out to 2021
  - Training kit deal with Aon contracted out to 2021
  - Typically deals are 3-5yrs (with no playing performance clauses)
- **Broadcasting**
  - FAPL contracted out to 2016
  - UCL contracted out to 2015 with UK rights contracted to 2018
- **Matchday**
  - 55,000 of 76,000 seats are season ticket holders


WELCOME TO THE
REPUBLIK
MANUTD.COM
PRE-ORDER NOW ›
WE ALL FOLLOW UNITED

*£750 million subject to adjustments

TOTAL REVENUE

£ million


432*
363
320
118
152
104
102
99
109
2012
2013
2014*
Matchday
Broadcasting
Commercial

*Preliminary estimates of our results for the year ended June 30, 2014, assuming mid-point of recent developments range of £429-£434 million

COMMERCIAL REVENUE

£ million


189*
152
118
21
34
63
23
39
91
2012
2013
2014*
Sponsorship
Retail, Merchandising, Apparel & Product Licensing
New Media & Mobile

*Preliminary estimates of our results for the year ended June 30, 2014, assuming mid-point of recent developments range of £188-£190 million

ADJUSTED EBITDA

£ million


28%
29%
30%*
92
109
129*
2012
2013
2014*
Adjusted EBITDA margin

* Preliminary estimates of our results for the year ended June 30, 2014, assuming mid-point of recent developments range of £128-£130 million
Note: Adjusted EBITDA is adjusted for profit on disposal of players' registrations and exceptional operating expenses
Please refer to the Appendix for Adjusted EBITDA reconciliation to net income

RECENT DEVELOPMENTS

Preliminary estimates of our results for the year ended June 30, 2014

- Revenue of £429 to £434 million
  - Commercial: £188 to £190 million
  - Broadcasting: £134 to £136 million
  - Matchday: £107 to £109 million

- Adjusted EBITDA of £128 to £130 million
  - Margin: 29.8% to 30.0%



CHEVROLET

Note: Adjusted EBITDA is adjusted for profit on disposal of players' registrations and exceptional operating expenses. Please refer to the Appendix for Adjusted EBITDA reconciliation to net income.
The Company has provided a range for the preliminary results described above because its financial closing procedures for the fiscal quarter and the fiscal year ended June 30, 2014 are not yet complete. The Company currently expects that its final results will be within the ranges described above. However, the estimates described above are preliminary and represent the most current information available to management. Therefore, it is possible that the Company's actual results may differ materially from these estimates due to the completion of its financial closing procedure, final adjustments and other developments that may arise between now and the time its financial results for the fiscal year 2014 are finalized.

BALANCE SHEET & CASH FLOW SUMMARY

- Strong balance sheet with ample liquidity and net leverage of 2.7x
  - Undrawn RCF of £75 million at March 31, 2014
- Refinanced all of the £177.8 million GBP 8.75% bonds and $22.1 million of the USD 8.375% bonds
  - New Term Loan facility of $315.7 million
- Continued deleveraging through March 31, 2014 with Net Debt to Adjusted EBITDA of 2.4x

Key Balance Sheet Data & Leverage Statistics (£ million)

	YE 2012	YE 2013
Cash & cash equivalents	70.6	**94.4**
Total borrowings	436.9	**389.2**
Net Debt : Adjusted EBITDA	*4.0x*	**2.7x**

Note: Adjusted EBITDA is adjusted for profit on disposal of players' registrations and exceptional operating expenses
Please refer to the Appendix for Adjusted EBITDA reconciliation to net income

PLAYER EXPENDITURE & ACCOUNTING

- Blend of youth & experience
  - One third of our first team members from academy
  - Carried on the balance sheet at zero book value

- Player registrations
  - Transfer fee booked on balance sheet
  - Transfer fee amortised over life of contract
  - Remaining book value amortised over length of new contract when signed

Last 15 years net player capital expenditure (£ million)



50
40
30
20
10
0
(10)
(20)
(30)
(40)
(50)
17.8
43.3
12.1
7.9
28.8
(2.6)
32.6
10.6
26.5
(44.0)
30.4
11.4
49.6
36.4
78.9
99/00A
01/02A
03/04A
05/06A
07/08A
09/10A
11/12A
13/14E


SIR ALEX FERGUSON STAND

APPENDIX

RECONCILIATION TO ADJUSTED EBITDA

£'000	2012	2013	9m Mar-13	9m Mar-14	LTM Mar-14
Profit/(loss) for the period	23,313	146,419	40,320	29,661	135,760
Adjustments					
Net finance costs	49,536	70,807	39,919	21,419	52,307
Tax (credit)/expense	(27,977)	(155,212)	(21,170)	20,644	(113,398)
Depreciation	7,478	7,769	5,743	6,274	8,300
Amortization of players' registrations	38,262	41,714	30,872	39,163	50,005
EBITDA	90,612	111,497	95,684	117,161	132,974
Adjustments					
Profit on disposal of players' registrations	(9,691)	(9,162)	(8,025)	(4,203)	(5,340)
Operating expenses — exceptional items	10,728	6,217	3,879	293	2,631
Adjusted EBITDA	91,649	108,552	91,538	113,251	130,265

MANCHESTER
UNITED ®